                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         NORTON DRILLING SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         NORTON DRILLING SERVICES, INC.
                       5211 BROWNFIELD HIGHWAY, SUITE 230
                              LUBBOCK, TEXAS 79407

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 29, 1999

                            ------------------------

TO THE STOCKHOLDERS OF NORTON DRILLING SERVICES, INC.:

     Notice is hereby given that the Annual Meeting of Stockholders of Norton Drilling Services, Inc. (the "Company") will be held at the Holiday Inn Plaza, 3201 South Loop 289, Lubbock, Texas, on Friday, January 29, 1999 at 10:00 A.M., local time, for the following purposes:

     1.  To elect directors;

     2. To approve a one-for-five reverse stock split, pursuant to which every five shares of the Company's common stock issued and outstanding will become and be exchanged for one share of the Company's common stock;

     3. To ratify the selection of Robinson Burdette Martin & Cowan LLP as independent auditors of the Company for the fiscal year commencing December 1, 1998; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on December 15, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     Management requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                                          By Order of the Board of Directors,

                                          Sherman H. Norton, Jr.
                                          Chairman of the Board

Lubbock, Texas
               , 199

                               PRELIMINARY COPIES

                         NORTON DRILLING SERVICES, INC.

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD FRIDAY, JANUARY 29, 1999

                            ------------------------

     This Proxy Statement is furnished by the Board of Directors of Norton Drilling Services, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders, which will be held at the Holiday Inn Plaza, 3201 South Loop 289, Lubbock, Texas, on January 29, 1999, at 10:00 A.M., local time, and at all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) FOR the election of the nominees for director listed below, (ii) FOR the reverse stock split, and (iii) FOR the ratification of the selection of the independent auditors.

     The Company's executive offices are located at 5211 Brownfield Highway, Suite 230, Lubbock, Texas 79407-3501, and its phone number is (806) 785-8400. On
or about                , 199 , this Proxy Statement and the accompanying form
of proxy, together with a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended November 30, 1997, including financial statements, are to be mailed to each stockholder of record at the close of business on December 15, 1998 (the "Record Date").

                               VOTING SECURITIES

     Only stockholders of record at the close of business on the Record Date are entitled to vote at the meeting. As of the Record Date, the Company had issued and outstanding and entitled to vote 24,671,601 shares of common stock, par value $0.01 per share (the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. A majority of the outstanding shares of Common Stock constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. The election of each nominee for director, as set forth in Proposal No. 1 below, the approval of the reverse stock split, as set forth in Proposal No. 2, and the ratification of the selection of Robinson Burdette Martin & Cowan LLP as independent accountants, as set forth in Proposal No. 3 below, each requires the affirmative vote of a majority of the shares entitled to vote present in person or by proxy.

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Company's Common Stock, all directors and nominees of the Company, each of the executive officers of the Company listed in the Summary Compensation Table below, and all directors and executive officers as a group:

                          NAME OF                               AMOUNT AND NATURE OF       PERCENTAGE
                      BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP (1)    OF CLASS (2)
                      ----------------                        ------------------------    ------------
Sherman H. Norton, Jr.......................................          2,744,359               11.1%
5211 Brownfield Highway, Suite 230
Lubbock, Texas 79407-3501
John W. Norton..............................................        1,042,496(3)               4.2%
S. Howard Norton, III.......................................        1,025,096(4)               4.2%
Kevin E. Lewis..............................................           35,000(5)                 *
Carl C. Beach...............................................           30,000(5)                 *
H. Larry Adkins.............................................           30,000(6)                 *
All directors and executive officers as a group (7
  persons)..................................................        4,938,441(7)              20.0%

---------------
 *  Less than 1%

(1) All information is as of December 4, 1998 and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission (the "Commission") or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power. Shares of Common Stock subject to options currently exercisable, or exercisable within sixty days, are deemed outstanding for computing the percentage of ownership of the person holding the options, but are not deemed outstanding for computing the percentage of ownership of any other person. Sherman H. Norton, Jr. is the father of S. Howard Norton, III and John W. Norton, all of whom are directors of the Company.

(2) These percentages are based on the 24,671,601 shares of Common Stock outstanding as of the Record Date.

(3) Includes warrants to purchase 229,075 shares of Common Stock at exercises prices ranging from $0.50 to $0.78125 per share, which expire at various times from April 1, 2002 to February 24, 2004.

(4) Includes warrants to purchase 229,074 shares of Common Stock at exercises prices ranging from $0.50 to $0.78125 per share, which expire at various times from April 1, 2002 to February 24, 2004.

(5) Includes an option to purchase 10,000 shares of Common Stock at an exercise price of $0.63 per share, which expires on March 31, 2007, and an option to purchase 20,000 shares of Common Stock at an exercise price of $1.20 per share, which expires on April 15, 2008.

(6) Includes an option to purchase 20,000 shares of Common Stock at an exercise price of $1.20 per share, which expires on April 15, 2008.

(7) Includes the securities described above in footnotes (2) through (6). Also includes 21,300 shares of Common Stock held of record by David W. Ridley, the Company's Chief Financial Officer, 4,190 shares of Common Stock held of record by Mr. Ridley's wife (of which Mr. Ridley disclaims beneficial ownership) and 6,000 shares of Common Stock held of record by Mr. Ridley's minor child.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The Company's Board of Directors consists of six members. All six directors are to be elected at the Annual Meeting to constitute the Board of Directors of the Company, to hold office until the next Annual Meeting of Stockholders and until the election and qualification of their respective successors. If no other choice is specified in the accompanying proxy, the persons named therein have advised management that it is their present intention to vote the proxy for the election of the nominees set forth below. Each of the nominees is presently a director of the Company. Should any of such nominees become unable to accept nomination or election, it is intended that the persons named in the accompanying proxy will vote for the election of such other person as management may recommend in the place of such nominee.

     Set forth below for each nominee is his name, age, the year in which he became a director of the Company, his principal occupations during the last five years and any additional directorships in publicly-held companies. The information is as of December 4, 1998.

     SHERMAN H. NORTON, JR., age 68, has been a Director of the Company since October 1991 and Chairman of the Board of the Company since August 1993. He was Chief Executive Officer and President of the Company from May 1995 to November 1997. He was President of the Company's subsidiary, Norton Drilling Company ("NDC"), and its predecessor corporation from 1976 to November 1997. Sherman H. Norton, Jr. received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma.

     S. HOWARD NORTON, III, age 41, has been a Director of the Company since October 1991 and the President and Chief Executive Officer of the Company since November 1997. Mr. Norton has been a sales representative with NDC and its predecessor corporation since 1982. S. Howard Norton, III received his Bachelor of Business Administration degree from Texas A&M University.

     JOHN W. NORTON, age 38, has been a Director of the Company since October 1991 and the Vice President in charge of operations since November 1997. Mr. Norton has been a drilling engineer for NDC and its predecessor corporation since 1987. From 1986 to 1987, John W. Norton was self-employed as a drilling engineer consultant. John W. Norton received his Bachelor of Science degree in Petroleum Engineering from Texas A&M University.

     H. LARRY ADKINS, age 51, has been a Director of the Company since June 1996. Mr. Adkins is an Executive Vice President with and the Chief Operating Officer of Marine Drilling Companies, Inc., a position he has held since January 1998. Prior to that, Mr. Adkins was a Senior Vice President and Operations Manager with Marine Drilling Companies, Inc. since 1993. Mr. Adkins received his Bachelor of Science degree in Broad Field Sciences from Texas Tech University.

     CARL C. BEACH, age 46, has been a Director of the Company since April 1997. Mr. Beach worked as a landman and served as Vice President and Chief Executive Officer for Beach Exploration, Inc. from 1974 to 1989. In 1989, Mr. Beach formed his own oil and gas exploration company in Corpus Christi, Texas. In 1993, his company was merged with an electric utility for which Mr. Beach then served as President. Mr. Beach currently works for Southstar Corporation, an oil and gas exploration company which he formed. Mr. Beach graduated from West Texas State University in 1974.

     KEVIN E. LEWIS, age 33, has been a Director of the Company since April 1997. Mr. Lewis is a Vice President in the Global Mergers & Acquisitions Group of Lehman Brothers in New York. He served as Chairman of the Board of Furr's/Bishop's, Inc. from June 1993 to May 1998 and served as President and Chief Executive Officer of Furr's/Bishop's, Inc. from July 1994 to December 1996. Prior thereto, Mr. Lewis was a Managing Director in the New York office of Houlihan, Lokey, Howard and Zukin, Inc., a specialty investment banking firm.

     The Board of Directors has no standing nominating committee or committees performing similar functions, but does have a Stock Option Committee, consisting of Larry Adkins, Carl Beach and Kevin Lewis, which oversees the Company's stock option plans. The Board of Directors has an Audit Committee consisting of Larry Adkins and Kevin Lewis. The function of the Audit Committee is to review and report to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters and the performance of the Company's independent public accountants.

     During the past fiscal year, the Company's Board of Directors held eight meetings. The Board of Directors' Stock Option Committee met twice during the past fiscal year. The Audit Committee did not meet during the past fiscal year. No incumbent director failed to participate in at least 75% of all meetings of the Board of Directors and the committees on which he served during the past fiscal year. The Company has agreed to compensate each director who is not also an employee of the Company by granting to each such outside director stock options to purchase 20,000 shares of Common stock at an exercise price equal to the closing price of the Company's Common Stock on the date of grant. No additional amounts are payable for committee participation or special assignments.

                               EXECUTIVE OFFICERS

     In addition to the nominees set forth above, the only other executive officer of the Company is David W. Ridley. Mr. Ridley, age 42, became the Company's Chief Financial Officer, Vice President and Treasurer on October 16, 1993 and performs similar duties for the Company's subsidiaries, NDC and Lobell Corporation.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding all compensation paid by the Company during the fiscal years indicated to the Company's chief executive officer and the other executive officers of the Company (the "Named Executive Officers") whose compensation exceeded $100,000 in the fiscal year ended November 30, 1998 ("Fiscal 1998"):

                                                          ANNUAL                 LONG-TERM
                                                       COMPENSATION             COMPENSATION
                                              -------------------------------   ------------
                                                                 OTHER ANNUAL    SECURITIES
                                     FISCAL    SALARY    BONUS   COMPENSATION    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR      ($)       ($)        (1)         OPTIONS(#)    COMPENSATION
---------------------------          ------   --------   -----   ------------   ------------   ------------
SHERMAN H. NORTON, JR. ............   1998    $153,500     0         --                 0        $     0
Director and Chairman                 1997    $141,250     0         --                 0         61,768(2)
of the Board                          1996    $104,500     0         --                 0              0
S. HOWARD NORTON, III..............   1998    $104,500     0         --           180,000        $     0
Director, President and Chief         1997    $104,500     0         --                 0         24,451(2)
Executive Officer; President of NDC   1996    $104,500     0         --                 0              0
JOHN W. NORTON.....................   1998    $104,500     0         --           180,000        $     0
Director, Secretary and Chief         1997    $104,500     0         --                 0         31,759(2)
Operating Officer; Vice President     1996    $104,500     0         --                 0              0
of NDC

---------------
(1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Executive Officers did not exceed the lesser of ten percent (10%) of such officer's annual salary and bonus for each fiscal year indicated or $50,000.

(2) Sherman H. Norton, Jr., S. Howard Norton, III and John W. Norton received 147,067, 58,217 and 75,616 shares of Common Stock, respectively, in partial satisfaction of unpaid compensation from fiscal years 1991 through 1995. Such shares were valued at $0.42 per share at the time of grant by an independent valuation expert. See "Certain Relationships and Related Transactions."

OPTION GRANTS IN FISCAL YEAR 1998

     The following stock options were granted to the Named Executive Officers during Fiscal 1998. These grants are also reflected on the Summary Compensation Table above. In accordance with Commission rules, the hypothetical gains or "option spreads" for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the date of grant to the expiration date. The assumed rates of growth are prescribed by the Commission and are for illustrative purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance. The Company has not granted any stock appreciation rights.

                                             INDIVIDUAL GRANTS
                             --------------------------------------------------     POTENTIAL REALIZABLE
                                           % OF TOTAL                                 VALUE AT ASSUMED
                             NUMBER OF      OPTIONS                                ANNUAL RATES OF STOCK
                             SECURITIES    GRANTED TO    EXERCISE                  PRICE APPRECIATION FOR
                             UNDERLYING   EMPLOYEES IN   PRICE PER                      OPTION TERM
                              OPTIONS     FISCAL YEAR      SHARE     EXPIRATION    ----------------------
NAME                         GRANTED(#)     1998(1)      ($/SH)(2)    DATE(3)        5%($)       10%($)
----                         ----------   ------------   ---------   ----------    ---------    ---------
Sherman H. Norton, Jr. ....         0            0            --            --           --           --
S. Howard Norton, III......   180,000         21.6%        $1.50      2/6/2008     $178,200     $444,600
John W. Norton.............   180,000         21.6%        $1.50      2/6/2008     $178,200     $444,600

---------------
(1) During Fiscal 1998, the Company granted options to purchase an aggregate of 832,200 shares of Common Stock to its employees.

(2) The exercise price of the options granted was equal to the fair market value of the underlying stock on the date of grant.

(3) Grants become exercisable in equal installments on the first three anniversaries of the date of grant.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND 1998 FISCAL YEAR-END OPTION VALUES

     The following table sets forth information relating to the exercise of options during Fiscal 1998 by each Named Executive Officer and the fiscal year-end value of unexercised options on an aggregated basis:

                                                                                               VALUE OF
                                                                  NUMBER OF SECURITIES        UNEXERCISED
                                                                       UNDERLYING            IN-THE-MONEY
                                    SHARES                        UNEXERCISED OPTIONS      OPTIONS AT FISCAL
                                   ACQUIRED                      AT FISCAL YEAR-END(#)       YEAR-END ($)
                                      ON            VALUE             EXERCISABLE/           EXERCISABLE/
NAME                             EXERCISE(#)     REALIZED($)         UNEXERCISABLE         UNEXERCISABLE(1)
----                             ------------    ------------    ----------------------    -----------------
Sherman H. Norton, Jr..........      --              --                      0/0                 $0/0
S. Howard Norton, III..........      --              --                0/180,000                 $0/0
John W. Norton.................      --              --                0/180,000                 $0/0

---------------
(1) Options are "in-the-money" if the market price of the Common Stock on November 30, 1998 ($0.50) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock underlying the options on November 30, 1998 and the aggregate exercise price of such options.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     On December 1, 1995, the Company, through its subsidiary, NDC, entered into five-year employment agreements with Sherman H. Norton, Jr., S. Howard Norton, III and John W. Norton. The contracts provide for annual salaries of $104,500 to each of these employees. Pursuant to these employment agreements, the employees agreed not to compete with NDC for a period of five years.

     On March 1, 1997, NDC entered into a new five-year employment agreement with Sherman H. Norton, Jr., which contains the same terms as the prior agreement with Mr. Norton other than an increase in his annual salary to $153,500.

REPORT ON EXECUTIVE COMPENSATION

     The compensation of the Company's Chief Executive Officer and its other executive officers is determined under employment agreements entered into with such executive officers, as described above, and by the Company's entire Board of Directors whose names are listed below at the end of this report.

     Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers at comparable companies, individual and Company performance, past compensation levels, years of service, performance of the Company's stock, and other relevant considerations.

     Options are granted under the Company's 1989 Stock Option Plan and the Company's 1997 Stock Option Plan on a discretionary basis to employees, officers and directors of the Company (including officers and directors who are not also employees) and consultants to the Company as a reward for past services rendered and/or as an incentive for future services to be rendered.

     The Company's goal is to set cash compensation at levels consistent with that of comparable companies and to encourage stock ownership by such officers. This approach is designed to more closely align total executive compensation with the long-term performance of the Company and enable key employees of the Company to participate in the Company's growth. Through stock ownership, the executive is rewarded if the Company's stockholders receive the benefit of appreciation of the price of the Company's Common Stock.

                                          BOARD OF DIRECTORS:

                                          Sherman H. Norton, Jr.
                                          S. Howard Norton, III
                                          John W. Norton
                                          Larry Adkins
                                          Carl Beach
                                          Kevin Lewis

MARKET PRICE OF THE COMMON STOCK

     The Company's Common Stock is quoted for trading on The Nasdaq Stock Market's SmallCap Market ("Nasdaq") under the symbol "NORT." The following table sets forth the high and low bid prices for the Common Stock in each quarterly period during the last two fiscal years as reported on Nasdaq. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

PERIOD                                                        HIGH    LOW
------                                                        ----    ----
December 1, 1996 -- February 28, 1997.......................  0.75    0.44
March 1, 1997 -- May 31, 1997...............................  0.69    0.44
June 1, 1997 -- August 31, 1997.............................  1.56    0.59
September 1, 1997 -- November 30, 1997......................  4.94    1.27
December 1, 1997 -- February 28, 1998.......................  3.00    1.06
March 1, 1998 -- May 31, 1998...............................  1.84    0.97
June 1, 1998 -- August 31, 1998.............................  1.22    0.47
September 1, 1998 -- November 30, 1998......................  1.03    0.53
December 1, 1998 -- December 11, 1998.......................  0.50    0.44

     As of December 11, 1998, there were approximately 282 holders of record of Common Stock. Since its inception, the Company has not declared or paid any cash dividends on the Common Stock. The Company intends to retain future earnings, if any, that may be generated from the Company's operations to help finance the Company and, accordingly, does not plan for the foreseeable future to pay cash dividends to holders of Common Stock. Any decision as to the future payment of dividends will depend on the earnings and financial position of the Company and such other factors as the Company's Board of Directors deem relevant.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder returns (assuming reinvestment of dividends) on $100 invested on November 30, 1993 in the Company's Common Stock, the Nasdaq Composite (U.S.) Stock Index, and the Nasdaq Non-Financial Stocks Index. The stock price performance shown on the graph below reflects historical data provided by the National Association of Securities Dealers, Inc. and is not necessarily indicative of future price performance.

                                  [Line Graph]

                                                          Nasdaq Non-
                                   Nasdaq Composite    Financial Stocks     Norton Drilling
                                  (U.S.) Stock Index        Index               Services
Nov-93                                     100.00              100.00              100.00
Nov-94                                     100.20               98.90               18.75
Nov-95                                     142.87              139.64               12.50
Nov-96                                     174.91              168.26              150.00
Nov-97                                     217.89              203.60              487.50
Nov-98                                     N/A                 N/A                 106.25

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During May 1993, Johnie Rose, a former officer of NDC, and Sherman H. Norton, Jr. advanced $500,000 ($90,000 and $410,000, respectively) to NDC in the form of unsecured demand notes, bearing interest equal to NDC's primary lending institution's prime rate. Interest charged to operations on the notes payable was $40,241, $41,651, $49,116 and $35,579 in the fiscal years ended November 30, 1997, 1996, 1995 and 1994, respectively. The notes were convertible into Common Stock at $0.44 per share for an aggregate 1,136,364 shares of Common Stock. On November 12, 1997, Messrs. Rose and Norton exercised their rights to convert the notes into Common Stock.

     In the fiscal year ended November 30, 1995, Sherman H. Norton, Jr., S. Howard Norton, III, a corporation owned by John W. Norton, and Johnie Rose (collectively, the "Joint Venture Participants"), along with NDC, participated in a joint venture in three wells. The joint venture contracted with NDC to drill, equip, and operate the three wells and the joint venture incurred costs totaling approximately $58,000, $83,000 and $716,000 for fiscal years 1997, 1996 and 1995, respectively.

     In April 1996, NDC sold substantially all of its interest in the joint venture to a corporation (the "Rose Equipment Company") in which the Joint Venture Participants are stockholders. The sales price of the interest sold was $200,000 and NDC realized a gain on the sale of the interest of approximately $117,000.

     Each participant in the joint venture is liable for its pro rata share of the costs incurred. NDC's share was approximately $1,000, $17,000 and $200,000 for fiscal years 1997, 1996 and 1995, respectively. The aggregate costs to be borne by the Joint Venture Participants and the Rose Equipment Company was approximately

$24,000, $19,000 and $79,000 for fiscal years 1997, 1996 and 1995, respectively, of which approximately $1,000, $1,000 and $11,000 was due at November 30, 1997, 1996 and 1995, respectively.

     At a meeting held on February 23, 1997, the Board of Directors of the Company authorized the issuance of an aggregate of $166,350 worth of Common Stock (valued by an independent valuation expert) to Sherman H. Norton, Jr., S. Howard Norton, III, John W. Norton, and one other employee of NDC, which resulted in the issuance of 147,067, 58,217, 75,616 and 115,171 shares of Common Stock to these four individuals, respectively, as partial satisfaction of an aggregate of $266,350 in unpaid compensation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements with respect to the Company's past fiscal year were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                              REVERSE STOCK SPLIT
                                (PROPOSAL NO. 2)

     The Board of Directors has approved and directed that the proposed reverse stock split be submitted to the Company's stockholders for consideration and action. If this proposal is approved by the Company's stockholders, every five shares of the Company's Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock") will be reclassified as and changed into one share of the Company's Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. In the event this proposal is approved, the Company will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates representing shares of Old Common Stock for surrender and exchange for certificates representing whole shares of New Common Stock. Until so surrendered, each current certificate representing shares of Old Common Stock will be deemed for all corporate purposes after the effectiveness of the reverse stock split to evidence ownership of New Common Stock in appropriate whole number shares.

     No certificates or scrip representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights as a stockholder of the Company. All fractional shares of one-half share or more will be increased to the next higher whole number of shares and all fractional shares of less than one-half share will be decreased to the next lower whole number of shares.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE REVERSE STOCK SPLIT. APPROVAL OF THE REVERSE STOCK SPLIT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT, OR REPRESENTED, AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

     The Board of Directors believes that a reverse stock split may be necessary in order to increase the trading price of the Company's Common Stock to levels acceptable to Nasdaq, and may be necessitated in order to maintain the listing of the Common Stock on Nasdaq. The Board of Directors believes that a decrease in the number of shares of the Common Stock outstanding without any material alteration of the proportionate economic interest in the Company represented by individual shareholdings may increase the trading price of such shares to a price more appropriate for an exchange-listed security, although no assurance can be given that the market price of the Company's Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from any reverse stock split.

     In addition, the Board of Directors also believes that the current per share price of the Common Stock is too low. Many brokerage firms and institutional investors tend to be reluctant to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commission on a sale of lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue.

     The reverse stock split will not reduce or otherwise affect the authorized capital stock of the Company. Proportionate voting rights and other rights of the Company's stockholders will not be altered by any reverse stock split. Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Certificate of Incorporation, as amended, and Bylaws in connection with the reverse stock split.

     The par value of the Common Stock will remain at $0.01 per share following the reverse stock split, and the number of shares of the Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding shares of the Common Stock for statutory and accounting purposes will be correspondingly increased.

     As of December 1, 1998, the Company had outstanding options to purchase 852,200 shares of Common Stock pursuant to the Company's stock option plans, with exercise prices ranging from $0.63 to $1.50 per share. Upon the effectiveness of the reverse stock split, the Board of Directors will make a proportional downward adjustment in the number of shares underlying the outstanding options and a corresponding upward adjustment in the per share exercise prices to reflect such split.

FEDERAL INCOME TAX CONSEQUENCES OF REVERSE STOCK SPLIT

     The following summary of the federal income tax consequences of the reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended (the "Code"), and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Certain stockholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold the Company's Common Stock as a capital asset, may be subject to special rules not discussed below. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE OR FOREIGN INCOME TAX AND OTHER LAWS.

     The receipt of shares of New Common Stock in the reverse stock split should be a nontaxable transaction under the Code for federal income tax purposes. Consequently, a stockholder receiving shares of New Common Stock should not recognize either gain or loss, or any other type of income, with respect to whole shares of New Common Stock received as a result of the split. In addition, the tax basis of such stockholder's shares of Old Common Stock prior to the split will carry over as the tax basis of the stockholder's shares of New Common Stock. Each of the Company's stockholder will be required to allocate his or her basis in his or her shares of Old Common Stock ratably among the total number of shares of New Common Stock owned following the split. The holding period of the shares of New Common Stock will also include the holding period during which the stockholder held the Old Common Stock, provided that such Old Common Stock was held by the stockholder as a capital asset on the date of the Annual Meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 3)

     THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF THE INDEPENDENT ACCOUNTING FIRM OF ROBINSON BURDETTE MARTIN & COWAN LLP AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR COMMENCING DECEMBER 1, 1998. THE RATIFICATION REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT, OR REPRESENTED, AND ENTITLED TO VOTE AT THE ANNUAL MEETING. A representative of Robinson Burdette Martin & Cowan LLP is expected to attend the meeting, will have the opportunity to make a statement should he desire to do so, and is expected to be available to respond to appropriate questions.

                           GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above that will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his or their best judgment on such matters.

                            SOLICITATION OF PROXIES

     The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

                           2000 STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal for action at the Company's 2000 Annual Meeting of Stockholders, must comply with and meet the requirements of Regulation 14a-8 of the Securities and Exchange Commission. Regulation 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 5211 Brownfield Highway, Suite
230, Lubbock, Texas 79407-3501 by             , 1999.

                               PRELIMINARY COPIES

                         NORTON DRILLING SERVICES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
   The undersigned hereby appoints Sherman H. Norton, Jr. and David W. Ridley, and each of them, with full power of substitution and resubstitution, to vote all shares of common stock of Norton Drilling Services, Inc. (the "Company") that the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held at the Holiday Inn Plaza, 3201 South Loop 289, Lubbeck, Texas, on the 29th day of January, 1999, at 10:00 a.m. local time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes or resubstitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

1. ELECTION OF DIRECTORS: To elect Sherman H. Norton, Jr., S. Howard Norton, III, John W. Norton, H. Larry Adkins, Carl C. Beach and Kevin E. Lewis to the Board of Directors of the Company.

    FOR all nominees listed (except as marked to the contrary above) [ ]

    WITHHOLD AUTHORITY to vote for all nominees [ ]

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE)

2. APPROVAL OF THE REVERSE STOCK SPLIT: To approve a one-for-five reverse stock split, pursuant to which every five shares of the Company's common stock issued and outstanding will become and be exchanged for one share of the Company's common stock.

  FOR [                 AGAINST [                 ABSTAIN [
   ]                    ]                         ]

3. RATIFICATION OF THE SELECTION OF ACCOUNTANTS: To ratify the selection by the Board of Directors of Robinson Burdette Martin & Cowan LLP as independent public accountants for the Company for the fiscal year commencing December 1, 1998.

  FOR [                 AGAINST [                 ABSTAIN [
   ]                    ]                         ]

  and in his discretion, upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.
           (Continued and to be dated and signed on the other side.)

                          (Continued from other side.)

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

   PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

   RECEIPT OF THE NOTICE OF ANNUAL MEETING AND OF THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K OF THE COMPANY ANNEXED TO THE SAME IS HEREBY ACKNOWLEDGED.

                                           Dated: -----------------------, 199--

                                           -------------------------------------
                                                (SIGNATURE OF STOCKHOLDER)

                                           -------------------------------------
                                                (SIGNATURE OF STOCKHOLDER)

                                              Your signature should appear the
                                           same as your name appears herein. If
                                           signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please indicate the capacity in which
                                           signing. When signing as joint
                                           tenants, all parties to the joint
                                           tenancy must sign. When the proxy is
                                           given by a corporation, it should be
                                           signed by an authorized officer.